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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1

For Registration of Certain Classes of Securities
Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934

Millennium Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	04-3177038 (I.R.S. Employer Identification No.)
40 Landsdowne Street Cambridge, Massachusetts (Address of principal executive offices)	02139 (Zip Code)

        Securities registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC

        If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

        If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

        Securities Act registration statement file number to which this form relates: Not applicable (If applicable)

        Securities to be registered pursuant to Section 12(g) of the Act:

Not Applicable
(Title of Class)

        The undersigned registrant, Millennium Pharmaceuticals, Inc., a Delaware corporation (the "Registrant"), hereby amends the following items, exhibits and portions of its Registration on Form 8-A filed with the U.S. Securities and Exchange Commission on April 5, 2001 (the "Form 8-A") as set forth below.

Item 1.    Description of Registrant's Securities to be Registered.

        Item 1 of Form 8-A filed by Registrant is hereby amended to include the following:

        On April 10, 2008, the Registrant entered into an Agreement and Plan of Merger (the "Merger Agreement") with Takeda America Holdings, Inc., a New York corporation ("Parent"), and Mahogany Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"). Pursuant to the Merger Agreement, upon the terms and subject to the conditions thereof, Merger Sub will commence a tender offer (the "Offer") to acquire all of the outstanding shares of common stock of the Registrant, and as soon as practicable after the consummation of the Offer and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Registrant (the "Merger") and the Registrant will become a wholly-owned subsidiary of Parent. Concurrently with the execution of the Merger Agreement, certain of the Registrant's directors and executive officers entered into a Tender and Support Agreement with Parent and Merger Sub (the "Support Agreement").

        On April 9, 2008, the Registrant entered into an amendment (the "Rights Amendment") to the Rights Agreement (the "Rights Agreement") dated as of April 5, 2001 between the Registrant and Computershare Trust Company, N.A. (as successor Rights Agent to State Street Bank and Trust Company), as rights agent. The Rights Amendment, among other things, renders the Rights Agreement inapplicable to the Offer and the Merger. The Rights Amendment provides that none of (i) the approval, adoption, execution or delivery of the Merger Agreement, (ii) the commencement or consummation of the Offer, (iii) the exercise of the option to purchase shares of common stock of the Registrant granted pursuant to Section 1.4 of the Merger Agreement, (iv) the consummation of the Merger, (v) the approval, execution or delivery of the Support Agreement or any amendments thereof or (vi) the consummation of any of the other transactions contemplated by the Merger Agreement or Support Agreement, will result in the rights becoming exercisable or in Parent or its affiliates and associates being deemed an "Acquiring Person" under the Rights Agreement. The Rights Amendment also provides that the rights shall expire immediately prior to the Acceptance Time (as defined in the Merger Agreement), if the Rights Agreement has not otherwise terminated.

        A copy of the Rights Amendment is attached hereto as Exhibit 4.2 and is incorporated herein by reference. The foregoing description of the Rights Amendment does not purport to be complete and is qualified in its entirety by reference to the Rights Amendment.

Item 2.    Exhibits.

        Item 2 of the Form 8-A is hereby amended by adding the following exhibit attached hereto:

Exhibit Number
4.2	Amendment, dated as of April 9, 2008, to the Rights Agreement, dated as of April 5, 2001, between the Registrant and Computershare Trust Company, N.A. (as successor Rights Agent to State Street Bank and Trust Company), as rights agent (incorporated herein by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K, File No. 000-28494, filed with the Securities and Exchange Commission on April 10, 2008).

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Millennium Pharmaceuticals, Inc.
Date: April 10, 2008	By:	/s/ Laurie B. Keating Laurie B. Keating Senior Vice President and General Counsel

Exhibit Index

Exhibit Number	Description
4.1	Rights Agreement, dated April 5, 2001, between the Registrant and Computershare Trust Company, N.A. (as successor Rights Agent to State Street Bank and Trust Company), as rights agent, which includes as Exhibit A the Form of Certificate of Designations of Series A Junior Participating Preferred Stock, as Exhibit B the Form of Rights Certificate and as Exhibit C the Summary of Rights to Purchase Common Stock (incorporated herein by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K, File No. 000-28494, filed with the U.S. Securities sand Exchange Commission on April 5, 2001).
4.2
Amendment, dated as of April 9, 2008, to the Rights Agreement, dated as of April 5, 2001, between the Registrant and Computershare Trust Company, N.A. (as successor Rights Agent to State Street Bank and Trust Company), as rights agent (incorporated herein by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K, File No. 000-28494, filed with the U.S. Securities and Exchange Commission on April 10, 2008).

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  Item 1. Description of Registrant's Securities to be Registered.
  Item 2. Exhibits.
SIGNATURE
Exhibit Index